Exhibit 10.1

AGREEMENT AND BILL OF SALE

This Agreement and Bill of Sale (the "Agreement") is entered into as of December 4, 2014 by and between Richard Johnson, an individual ("RJ"), and Valley High Mining Company, a Nevada corporation general ("VHMC").

WHEREAS, VHMC desires to purchase, and RJ desires to sell, certain of the equipment and machinery currently owned by RJ, specifically identified as a “Grow Pod”; and

WHERAS, the Grow Pod, includes a modified shipping container, internal parts, plumbing, electrical, lighting, and shelving for growing organic foods ; and

NOW, THEREFORE, in consideration of the premises, the terms and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. SALE OF EQUIPMENT AND MACHINERY. RJ does hereby sell, convey, transfer, assign and deliver to VHMC all of its right, title and interest in and to all of the assets, property and rights listed on Exhibit A attached hereto (the "Equipment"). The foregoing sale and transfer shall be effective upon the execution and delivery of this Agreement and this Section 1 shall serve as a bill of sale with respect thereto.

2. PURCHASE PRICE. The purchase price for each item of Equipment shall be its acquisition cost as listed on Exhibit A attached hereto and the aggregate purchase price for all items of Equipment shall be the aggregate of all such acquisition costs (the "Purchase Price"). The Purchase Price shall be payable by VHMC to RJ by this issuance of 16,125,000 shares of restricted common stock of VHMC to RJ in the aggregate amount of $129,000 ($0.008 per share).

3. REPRESENTATIONS AND WARRANTIES REGARDING THE EQUIPMENT. RJ represents and warrants that the Equipment is free and clear of any and all liens and encumbrances or claims of any ownership interest. RJ makes no representation or warranty, express or implied, as to the physical condition of the Equipment, the fitness of any item of the Equipment for the use intended, or the merchantability of any item of the Equipment.

4. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada applicable to agreements made and to be performed wholly within such jurisdiction.

5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and supersedes all prior discussions or agreements related to the same.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date set forth herein.

RICHARD JOHNSON

/s/ Richard Johnson
By: Richard Johnson
An Individual

VALLEY HIGH MINING COMPANY

/s/ Bill Wright
By: Bill Wright
Its President

Exhibit A

“Grow Pod”

Description:

One steel shipping container refurbished inside and out. Painted on the outside, Branded and labeled. Interior has been reinforced and insulated and rewalled.  It is an all-weather proof environment. Included are electrical and water outlets, shelving with a proprietary growing system and proprietary lighting system consisting of fluorescent and LED lights. This pod has been designed for growing leafy vegetables, berries and cherry tomatoes.